Exhibit 99.1

For Immediate Release

Contact:  Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT RECEIVES
NOTICE OF NON-COMPLIANCE FROM NASDAQ

Jersey City, New Jersey, January 3, 2008 -- Franklin Credit Management Corporation (NASDAQ: FCMC - News) today announced that on January 2, 2008, it received notice from the NASDAQ Stock Market (“NASDAQ”) of the failure of its common stock to maintain a minimum market value of publicly held shares (“MVPHS”) of $5 million as required by NASDAQ Marketplace Rule 4450(a)(2).  If, at any time before April 1, 2008, the MVPHS of the Company’s common stock is $5 million or greater for a minimum of 10 consecutive trading days, NASDAQ will notify the Company in writing that its compliance with the rule has been restored.  If such compliance has not been demonstrated by April 1, 2008, NASDAQ will provide written notification that the Company’s securities will be delisted.  At that time, the Company may appeal NASDAQ’s determination.  Alternatively, before April 1, 2008, the Company may apply for transfer of the listing of its securities to the NASDAQ Capital Market, which requires an MVPHS of $1 million and a bid price of $1.00 for listing.

 About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and has generally held for investment the loans acquired and a significant portion of the loans originated. The Company's executive, administrative and operations offices are located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com.  Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".